Marathon Petroleum Corp. reports fourth-quarter and full-year 2017 results

•	Reported fourth-quarter earnings of $2.02 billion ($4.09 per diluted share); full-year earnings of $3.43 billion ($6.70 per diluted share)

•	Fourth-quarter earnings reflect a net benefit of $3.04 per diluted share related to tax legislation enacted in the fourth quarter

•	Midstream reported record segment results, primarily driven by MPLX

•	Speedway achieved record full-year performance

•	Announced closing of transactions with MPLX completing planned strategic actions

•	Increased quarterly dividend by 15 percent, to $0.46 per share

•	Returned $3.1 billion of capital to shareholders in 2017; with $945 million returned in the fourth quarter, including $750 million in share repurchases

•	Announced 2018 capital plans including investments to grow Midstream and Speedway and margin-enhancing investments in Refining and Marketing

FINDLAY, Ohio, Feb. 1, 2018 – Marathon Petroleum Corp. (NYSE: MPC) today reported 2017 fourth-quarter earnings of $2.02 billion, or $4.09 per diluted share, compared with $227 million, or $0.43 per diluted share, in the fourth quarter of 2016.

Earnings were $3.43 billion, or $6.70 per diluted share, for the full-year 2017, compared with $1.17 billion, or $2.21 per diluted share, for the full-year 2016.

During the fourth quarter, the Tax Cuts and Jobs Act significantly revised U.S. corporate income tax law by, among other things, reducing the corporate income tax rate to 21 percent. Earnings for the fourth quarter and full year include a tax benefit of approximately $1.5 billion (or $3.04 and $2.93 per diluted share for the fourth quarter and full year, respectively) as a result of remeasuring certain net deferred tax liabilities using the lower corporate tax rate.

“We delivered a strong operational and financial performance across the business,” said Gary R. Heminger, chairman and chief executive officer. “We provided outstanding value for our investors in 2017. The Midstream and Speedway segments each achieved a record full-year performance, which, combined with a substantial increase in earnings from the Refining and Marketing segment, fully demonstrates the robust earnings power of MPC’s integrated model.”

MPC’s Midstream segment, which primarily reflects the results of MPLX LP (NYSE: MPLX), reported record financial results in the fourth quarter and full-year 2017, contributing $1.34 billion in segment income from operations for the year. This record-setting performance was largely driven by gathered, processed and fractionated volume growth, resulting in high plant utilization.

Speedway continued its exceptional performance, finishing the year with segment income of $732 million, a record when excluding the favorable lower of cost or market inventory adjustment (LCM) reversal recorded in 2016, building upon several years of solid segment earnings growth. In 2017, Speedway delivered strong earnings from light product sales, an increase of 1.2 percent in same-store merchandise sales, lower operating expenses and contributions from its travel center joint venture. Speedway’s sixth straight year of record segment earnings before interest, taxes, depreciation and amortization (EBITDA) and second consecutive year of approximately $1 billion of annual EBITDA reinforces the strategic value of this high-performing, stable cash-flow business.

The Refining and Marketing segment reported full-year segment income from operations of $2.32 billion, a $964 million increase over 2016. Results were largely driven by higher LLS-based blended crack spreads and high utilization rates. Numerous monthly process unit and production records were achieved in both the fourth quarter and throughout the year, including monthly records for crude throughput and gasoline and distillate production. As a result, MPC is now the second-largest refiner in the U.S. on a crude-throughput basis and Galveston Bay and Garyville are the second- and third-largest refineries, respectively.

“February marks the 5-year anniversary of our acquisition of the Galveston Bay refinery. The accomplishments during this time are impressive,” Heminger said. “Since 2013, we have dramatically improved the environmental and safety performance of the refinery and advanced operational excellence, all while achieving lower operating expenses. Some of the accomplishments include an 80 percent reduction in environmental incidents and 33 monthly process-unit rate records in 2017 alone, while cutting unplanned downtime in half and lowering operating expenses nearly 25 percent.”

MPC and its sponsored master limited partnership, MPLX, announced that they are today closing the dropdown of refining logistics assets and fuels distribution services as well as the exchange of MPC’s general partner (GP) economic interests for newly issued MPLX common (LP) units, completing the previously announced strategic actions.

During 2017, MPC returned over $3 billion of capital to MPC shareholders through dividends and share repurchases, which were supported in part by proceeds from dropdown transactions during the year. The company plans further return of capital with the after-tax cash proceeds from today’s dropdown transaction, in a manner consistent with maintaining its current investment grade credit profile.

On Jan. 29, the MPC board of directors announced a 15 percent increase in the quarterly dividend, to $0.46 per share. This represents a 26.5 percent compound annual growth rate in the dividend since becoming an independent company six years ago, demonstrating continued confidence in the cash-flow generation of the business.

“Building on 2017’s strong operational and financial results, we are pleased to complete our strategic actions, adding to our long and successful track record of taking steps to create long-term value for our shareholders,” Heminger said. “We have tremendous momentum going into 2018 and are encouraged by the high-returning investment opportunities across the business.”

MPC also announced its 2018 capital investment plan, which remains focused on strengthening the sustained earnings power of its businesses through growth and margin-enhancing investments across the enterprise. MPC’s investment plan, excluding MPLX, totals approximately $1.6 billion.

The capital plan for the Refining and Marketing segment is $950 million. Of that amount, approximately $400 million is growth capital focused on optimizing the Galveston Bay refinery, upgrading residual fuel oils to higher-value products, maximizing distillate production and expanding light product placement flexibility, including exports. Sustaining capital is approximately $550 million, which includes approximately $210 million related to regulatory spending for Tier 3 gasoline.

Speedway’s capital plan is $530 million, a $150 million increase from last year. This significant increase in Speedway’s capital allocation is primarily targeted for construction of new store locations as well as remodeling and rebuilding existing locations, consistent with MPC’s commitment to aggressively grow the business and build upon its industry-leading position.

The capital plan also includes approximately $100 million to support corporate activities and the remaining assets in MPC’s Midstream segment, excluding MPLX.

MPLX announced its 2018 capital investment plan, which includes approximately $2.2 billion of organic growth capital and $190 million of maintenance capital. This robust organic growth plan includes the addition of 8 processing plants representing nearly 1.5 billion cubic feet per day of incremental processing capacity as well as 100,000 barrels per day of additional fractionation capacity in the prolific Marcellus, Utica and Permian basins. The remaining growth capital is planned for the development of various crude oil and refined products infrastructure projects, including the export-capacity expansion project at the Galveston Bay refinery.

“Looking forward, we believe the global and U.S. macro picture remains solid and expect that good underlying economic growth will continue to support strong demand for our products. Export markets, which have been important to the high utilization of our refineries, are also expected to remain robust. Recent tax legislation complements our outlook and stimulates further investment in the business,” Heminger said. “As the nation's second-largest refiner, the sponsor of one of the largest diversified master limited partnerships in MPLX, and an industry leader in retail through our Speedway business, we are uniquely positioned to deliver compelling and sustainable returns for our investors.”

Segment Results
Total income from operations was $1.12 billion in the fourth quarter of 2017 and $3.97 billion for full-year 2017, compared with $553 million in the fourth quarter of 2016 and $2.38 billion for full-year 2016.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2017	2016	2017	2016
Income from Operations by Segment
Refining & Marketing(a)(b)	$732	$166	$2,321	$1,357
Speedway(b)	149	165	732	734
Midstream(a)	343	296	1,339	1,048
Items not allocated to segments:
Corporate and other unallocated items(a)	(114)	(74)	(365)	(268)
Pension settlement expenses	(50)	—	(52)	(7)
Litigation	57	—	(29)	—
Impairments	2	—	23	(486)
Income from operations	$1,119	$553	$3,969	$2,378

(a)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective Jan. 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(b)
Due to increased refined product prices during the second quarter of 2016, the company reversed its lower of cost or market inventory valuation reserve resulting in a $370 million non-cash benefit to income from operations for the full-year 2016, which increased Refining & Marketing and Speedway segment results by $345 million and $25 million, respectively.

Refining & Marketing
Refining & Marketing (R&M) segment income from operations was $732 million in the fourth quarter of 2017 and $2.32 billion for full-year 2017, compared with $166 million and $1.36 billion in the fourth quarter of 2016 and full-year 2016, respectively.
The increase in quarter-over-quarter segment results was primarily a result of a $1.81 per barrel increase in the R&M margin. This favorable effect was primarily due to higher blended crack spreads and utilization rates as well as the widening of the West Texas Intermediate (WTI) / Light Louisiana Sweet (LLS) crude oil differential. The U.S. Gulf Coast and Chicago LLS blended 6-3-2-1 crack spread increased to $9.75 per barrel in the fourth quarter of 2017 from $7.39 per barrel in the fourth quarter of 2016. These favorable effects were partially offset by less favorable product price realizations relative to the spot market prices used in the LLS blended crack spread. Refinery throughputs exceeded 2 million barrels per day in the fourth quarter and crude oil capacity utilization was 101 percent in the fourth quarter of 2017 as compared to 93 percent in the fourth quarter of 2016.
Excluding the $345 million LCM benefit recognized in 2016, the increase in segment results for full-year 2017 compared with full-year 2016 primarily resulted from higher LLS crack spreads in both the U.S. Gulf Coast and Chicago markets. The LLS blended crack spread for the full-year 2017 increased to $9.84 per barrel from $6.96 per barrel in 2016. These favorable effects were partially offset by less favorable product price realizations as compared to the spot market prices used in the LLS blended crack spread.

Speedway
Speedway segment income from operations was $149 million in the fourth quarter of 2017 and $732 million for full-year 2017, compared with $165 million in the fourth quarter of 2016 and $734 million for full-year 2016, which includes a $25 million LCM benefit.
The decrease in quarter-over-quarter segment results was primarily due to higher operating expenses and lower merchandise margin partially offset by an increase in the light product margin. Speedway’s light product margin increased to 17.72 cents per gallon in the fourth quarter of 2017 from 16.17 cents per gallon in the fourth quarter of 2016.
Excluding the $25 million LCM benefit recognized in 2016, the increase in segment results for the full-year 2017 compared to full-year 2016 was primarily due to contributions from its travel center joint venture formed in the fourth quarter 2016 and lower operating expense partially offset by lower merchandise margin and lower gains from asset sales.

Midstream
Midstream segment income from operations, which primarily reflects the results of MPLX’s operations on a 100 percent basis, was $343 million in the fourth quarter of 2017 and $1.34 billion for full-year 2017, compared with $296 million and $1.05 billion for the fourth quarter and full-year 2016, respectively. The increases in segment results for the fourth quarter and full year of 2017 compared with respective periods in 2016 were primarily due to higher natural gas and NGL gathering, processing and fractionating volumes and changes in natural gas and NGL prices. Segment results also benefited from the first-quarter 2017 acquisitions of the Ozark Pipeline and our ownership interest in the Bakken Pipeline system.

Items Not Allocated to Segments
Corporate and other unallocated expenses of $114 million in the fourth quarter of 2017 and $365 million for the full-year 2017 compared with $74 million and $268 million for the full-year 2016. The increases for the quarter and full year were due to higher unallocated corporate costs and increases in employee-related expenses and corporate costs.

Strong Financial Position and Liquidity

On Dec. 31, 2017, the company had $3 billion in cash and cash equivalents, excluding MPLX's cash and cash equivalents of $5 million, $2.5 billion available under a revolving credit agreement, $1 billion available under a 364-day bank revolving credit facility and approximately $750 million available under its $750 million trade receivables securitization facility. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. The company remains committed to maintaining an investment-grade credit profile.

Conference Call

At 9 a.m. EST today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call by dialing 1-888-989-4720 (confirmation #4852094) or by visiting MPC's website at http://www.marathonpetroleum.com and clicking on the “2017 Fourth-Quarter and Full-Year Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, Feb. 15. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s second-largest refiner, with a crude oil refining capacity of approximately 1.9 million barrels per calendar day in its six-refinery system. Marathon brand gasoline is sold through approximately 5,600 independently owned retail outlets across 20 states and the District of Columbia. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s second-largest convenience store chain, with approximately 2,740 convenience stores in 21 states. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. Primarily through MPLX, MPC owns, leases or has ownership interests in approximately 10,800 miles of crude oil and light product pipelines. Also through MPLX, MPC has ownership interests in gathering and processing facilities with approximately 5.9 billion cubic feet per day of gathering capacity, 8.2 billion cubic feet per day of natural gas processing capacity and 610,000 barrels per day of fractionation capacity. MPC’s fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company’s distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Denice Myers (419) 421-2965
Doug Wendt (419) 421-2423

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (“MPC“) and MPLX LP (“MPLX”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX, including strategic initiatives and our value creation plans. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the ability to consummate the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; our ability to manage disruptions in credit markets or changes to our credit rating; adverse changes in laws including with respect to tax and regulatory matters; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; the impact of adverse market conditions affecting MPC’s and MPLX’s midstream businesses; modifications to MPLX earnings and distribution growth objectives, and other risks described below with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the ability to consummate the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt to fund anticipated dropdowns on commercially reasonable terms, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; our ability to manage disruptions in credit markets or changes to our credit rating; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC’s Form 10-K or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per-share data)	2017	2016	2017	2016
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,884	$17,098	$74,104	$63,277
Sales to related parties	171	57	629	62
Income (loss) from equity method investments	82	51	306	(185)
Net gain (loss) on disposal of assets	(2)	6	10	32
Other income	101	72	320	178
Total revenues and other income	21,236	17,284	75,369	63,364
Costs and expenses:
Cost of revenues (excludes items below)	16,847	13,695	58,760	49,170
Purchases from related parties	150	150	570	509
Inventory market valuation charges	—	—	—	(370)
Consumer excise taxes	2,008	1,873	7,759	7,506
Impairment expense	—	—	—	130
Depreciation and amortization	540	504	2,114	2,001
Selling, general and administrative expenses	457	406	1,743	1,605
Other taxes	115	103	454	435
Total costs and expenses	20,117	16,731	71,400	60,986
Income from operations	1,119	553	3,969	2,378
Net interest and other financial income (costs)	(160)	(136)	(625)	(556)
Income before income taxes	959	417	3,344	1,822
(Benefit) provision for income taxes	(1,166)	128	(460)	609
Net income	2,125	289	3,804	1,213
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	16	65	41
Noncontrolling interests	93	46	307	(2)
Net income attributable to MPC	$2,016	$227	$3,432	$1,174

Per-share data
Basic:
Net income attributable to MPC per share	$4.13	$0.43	$6.76	$2.22
Weighted average shares:	488	526	507	528
Diluted:
Net income attributable to MPC per share	$4.09	$0.43	$6.70	$2.21
Weighted average shares:	493	529	512	530
Dividends paid	$0.40	$0.36	$1.52	$1.36

Supplemental Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2017	2016	2017	2016
Income from Operations by segment
Refining & Marketing(a)(b)	$732	$166	$2,321	$1,357
Speedway(a)	149	165	732	734
Midstream(b)	343	296	1,339	1,048
Items not allocated to segments:
Corporate and other unallocated items(b)	(114)	(74)	(365)	(268)
Pension settlement expenses	(50)	—	(52)	(7)
Litigation	57	—	(29)	—
Impairments(c)	2	—	23	(486)
Income from operations(a)	1,119	553	3,969	2,378
Net interest and other financial income (costs)	(160)	(136)	(625)	(556)
Income before income taxes	959	417	3,344	1,822
(Benefit) provision for income taxes	(1,166)	128	(460)	609
Net income	2,125	289	3,804	1,213
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	16	65	41
Noncontrolling interests	93	46	307	(2)
Net income attributable to MPC	$2,016	$227	$3,432	$1,174

Capital Expenditures and Investments
Refining & Marketing(b)	$262	$298	$832	$1,054
Speedway	160	112	381	303
Midstream(b)(d)	488	389	2,505	1,568
Corporate and Other(e)	46	38	138	144
Total	$956	$837	$3,856	$3,069

(a)
The company reversed a $370 million lower of cost or market inventory valuation reserve due to increased refined product prices during the second quarter of 2016 resulting in a $370 million non-cash benefit to income from operations for the full-year 2016, which increased Refining & Marketing and Speedway segment results by $345 million and $25 million, respectively.

(b)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective Jan. 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(c)
The fourth-quarter and full-year 2017 impairments include MPC's share of gains related to the sale of assets from the Sandpiper Pipeline project. Full-year 2016 includes impairments of our equity method investments and goodwill.

(d)	Full-year 2017 includes $220 million for the acquisition of the Ozark Pipeline and an investment of $500 million in MarEn Bakken related to the Bakken Pipeline system.

(e)	Includes capitalized interest of $16 million, $16 million, $55 million and $63 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,427	2,252	2,311	2,269
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,414	2,240	2,301	2,259
R&M margin (dollars per barrel)(c)	$13.12	$11.31	$12.60	$11.16
Crude oil capacity utilization (percent)(d)	101	93	97	95
Refinery throughputs (mbpd):(e)
Crude oil refined	1,837	1,672	1,765	1,699
Other charge and blendstocks	187	138	179	151
Total	2,024	1,810	1,944	1,850
Sour crude oil throughput (percent)	53	61	59	60
WTI-priced crude oil throughput (percent)	26	18	21	19
Refined product yields (mbpd):(e)
Gasoline	997	877	932	900
Distillates	679	621	641	617
Propane	40	34	36	35
Feedstocks and special products	254	227	277	241
Heavy fuel oil	42	19	37	32
Asphalt	62	58	63	58
Total	2,074	1,836	1,986	1,883
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$1.80	$2.16	$1.72	$1.83
Depreciation and amortization	1.38	1.48	1.43	1.47
Other manufacturing(g)	4.03	4.29	4.07	4.09
Total	$7.21	$7.93	$7.22	$7.39
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(h)
Crude oil refined	1,158	986	1,070	1,039
Other charge and blendstocks	237	184	224	195
Total	1,395	1,170	1,294	1,234
Sour crude oil throughput (percent)	62	73	71	73
WTI-priced crude oil throughput (percent)	14	10	11	8
Refined product yields (mbpd):(h)
Gasoline	608	466	546	514
Distillates	440	377	405	399
Propane	29	24	26	26
Feedstocks and special products	313	294	311	286
Heavy fuel oil	30	10	25	21
Asphalt	17	16	17	15
Total	1,437	1,187	1,330	1,261
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$1.45	$2.82	$1.75	$2.09
Depreciation and amortization	1.05	1.16	1.12	1.14
Other manufacturing(g)	3.55	3.94	3.74	3.70
Total	$6.05	$7.92	$6.61	$6.93

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(h)
Crude oil refined	679	686	695	660
Other charge and blendstocks	38	44	33	39
Total	717	730	728	699
Sour crude oil throughput (percent)	36	43	40	40
WTI-priced crude oil throughput (percent)	46	29	37	38
Refined product yields (mbpd):(h)
Gasoline	389	411	386	386
Distillates	239	244	236	218
Propane	12	12	11	11
Feedstocks and special products	27	20	42	35
Heavy fuel oil	13	10	13	12
Asphalt	45	42	46	43
Total	725	739	734	705
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$2.25	$0.84	$1.48	$1.15
Depreciation and amortization	1.86	1.81	1.81	1.88
Other manufacturing(g)	4.46	4.31	4.26	4.29
Total	$8.57	$6.96	$7.55	$7.32
Speedway Operating Statistics(i)
Convenience stores at period-end	2,744	2,733
Gasoline and distillate sales (millions of gallons)	1,467	1,489	5,799	6,094
Gasoline and distillate margin (dollars per gallon)(j)	$0.1772	$0.1617	$0.1738	$0.1656
Merchandise sales (in millions)	$1,200	$1,230	$4,893	$5,007
Merchandise margin (in millions)	$337	$350	$1,402	$1,435
Merchandise margin percent	28.1%	28.4%	28.7%	28.7%
Same store gasoline sales volume (period over period)	(0.3)%	(2.4)%	(1.3)%	(0.4)%
Same store merchandise sales (period over period)(k)	0.5%	3.7%	1.2%	3.2%
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(l)	3,610	2,930	3,377	2,948
Terminal throughput (mbpd)(m)	1,497	1,496	1,477	1,505
Gathering system throughput (million cubic feet per day)(n)	4,181	3,164	3,608	3,275
Natural gas processed (million cubic feet per day)(n)	6,828	5,970	6,460	5,761
C2 (ethane) + NGLs fractionated (mbpd)(n)	423	346	394	335

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail customers.

(b)	Includes intersegment sales.

(c)
Excludes LCM inventory valuation adjustments. Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs. Comparable prior period information for R&M margin has been recast in connection with the contribution of certain pipeline assets to MPLX on March 1, 2017.

(d)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(e)	Excludes inter-refinery volumes of 88 mbpd and 90 mbpd for fourth quarter 2017 and 2016, respectively, and 78 mbpd and 83 mbpd for the full-year 2017 and 2016, respectively.

(f)	Per barrel of total refinery throughputs.

(g)	Includes utilities, labor, routine maintenance and other operating costs.

(h)	Includes inter-refinery transfer volumes.

(i)
Fourth quarter and year-to-date 2017 operating statistics do not reflect any information for the 41 travel centers contributed to PFJ Southeast, whereas they are reflected in the fourth quarter and year-to-date 2016 operating statistics.

(j)
Excludes LCM inventory valuation adjustments. The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Excludes cigarettes.

(l)	Includes common-carrier pipelines and private pipelines contributed to MPLX, excluding equity method investments.

(m)	Includes the results of the terminal assets beginning on April 1, 2016, the date the assets became a business.

(n)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2017	2016	2017	2016
Segment EBITDA(a)
Refining & Marketing(b)(c)	$1,009	$428	$3,403	$2,420
Speedway(b)	227	235	1,007	1,007
Midstream(c)	514	453	2,038	1,653
Total Segment EBITDA(a)(b)	1,750	1,116	6,448	5,080
Total segment depreciation & amortization	(526)	(489)	(2,056)	(1,941)
Items not allocated to segments(c)(d)	(105)	(74)	(423)	(761)
Income from operations	1,119	553	3,969	2,378
Net interest and other financial income (costs)	(160)	(136)	(625)	(556)
Income before income taxes	959	417	3,344	1,822
(Benefit) provision for income taxes	(1,166)	128	(460)	609
Net income	2,125	289	3,804	1,213
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	16	65	41
Noncontrolling interests	93	46	307	(2)
Net income attributable to MPC	$2,016	$227	$3,432	$1,174

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense. Segment EBITDA is a non-GAAP financial measure used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as a substitute for, or superior to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies.

(b)
The company reversed a $370 million lower of cost or market inventory valuation reserve due to increased refined product prices during the second quarter of 2016 resulting in a $370 million non-cash benefit to income from operations for the full-year 2016, which increased Refining & Marketing and Speedway segment results by $345 million and $25 million, respectively.

(c)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective Jan. 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(d)
The three months ended Dec. 31, 2017, includes MPC's share of gains related to the sale of assets remaining from the Sandpiper pipeline project of $2 million, pension settlement expense of $50 million and a favorable litigation settlement of $57 million. Full-year 2017 includes charges for losses of $29 million related to litigation, pension settlement expenses of $52 million and MPC's share of gains related to the sale of assets remaining from the Sandpiper pipeline project of $23 million. Full-year 2016 includes pension settlement expenses of $7 million and impairment charges of $486 million.

Select Financial Data (Unaudited)

(In millions)	December 31, 2017	September 30, 2017
Cash and cash equivalents	$3,011	$2,088
MPLX debt	6,946	6,849
Total consolidated debt	12,946	12,782
Redeemable noncontrolling interest	1,000	1,000
Equity	20,828	19,802
Shares outstanding	486	498

Cash provided from operations (quarter ended)	$2,746	$1,901

Reconciliation of Refining & Marketing Margin to Refining & Marketing Income from Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2017	2016	2017	2016
Refining & Marketing income from operations	$732	$166	$2,321	$1,357
Plus (Less):
Refinery direct operating costs(a)	1,084	1,072	4,113	4,007
Refinery depreciation and amortization	258	247	1,013	994
Other:
Operating expenses(a)(b)	499	494	1,924	1,835
Segment (income) expense, net(a)	(149)	(111)	(499)	(360)
Depreciation and amortization	19	15	69	69
Inventory market valuation adjustment	—	—	—	(345)
Refining & Marketing margin(c)	$2,443	$1,883	$8,941	$7,557

(a)	Excludes depreciation and amortization.

(b)
Includes fees paid to MPLX for various midstream services, which includes marine and pipeline transportation and terminal and storage services, but excludes costs related to delivery of crude and feedstocks to our refineries.

(c)
Refining & Marketing margin is defined as sales revenue less cost of refinery inputs and purchased products, excluding any LCM inventory market adjustment. We believe this non-GAAP financial measure is useful to investors and analysts to assess our ongoing financial performance because, when reconciled to its most comparable GAAP measure, it provides improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. This measure should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Speedway Total Margin to Speedway Income from Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2017	2016	2017	2016
Speedway income from operations	$149	$165	$732	$734
Plus (Less):
Operating, selling, general and administrative expenses(a)	399	383	1,530	1,554
Depreciation and amortization(a)	78	70	275	273
Income from equity method investments	(15)	(5)	(69)	(5)
Net gain on disposal of assets	(2)	(5)	(14)	(30)
Other income(a)	(5)	(10)	(14)	(18)
Inventory market valuation adjustment	—	—	—	(25)
Speedway total margin	$604	$598	$2,440	$2,483

Speedway total margin:(a)(b)
Gasoline and distillate margin	$260	$241	$1,008	$1,009
Merchandise margin	337	350	1,402	1,435
Other margin	7	7	30	39
Speedway total margin	$604	$598	$2,440	$2,483

(a)
Fourth-quarter and year-to-date 2017 margin and expenses do not reflect any results from the 41 travel centers contributed to PFJ Southeast, whereas they are reflected in the fourth-quarter and year-to-date 2016 information. Our share of the net results from the joint venture is reflected in income from equity method investments.

(b)
Speedway gasoline and distillate margin is defined as the price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees and excluding any LCM inventory market adjustment. Speedway merchandise margin is defined as the price paid by consumers less the cost of merchandise. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to the most comparable GAAP measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.